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                                                                      Exhibit 99

PROSPECTUS SUPPLEMENT No. 4
(To Prospectus dated September 22, 1999)

                          [LOGO] INTERNET HOLDRS(SM)

                       1,000,000,000 Depositary Receipts
                           Internet HOLDRS(SM) Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated September 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by Internet HOLDRS(SM) Trust.

   The share amounts specified in the table on page 8 of the base prospectus shall be replaced with the following:

                                                  Primary
                                           Share  Trading
            Name of Company        Ticker Amounts Market
      ---------------------------  ------ ------- -------
      America Online Inc.(/1/)      AOL      42*   NYSE
      Yahoo Inc.                    YHOO     26*  NASDAQ
      Amazon.com Inc.               AMZN     18   NASDAQ
      eBay Inc.                     EBAY     12*  NASDAQ
      At Home Corp.                 ATHM     17   NASDAQ
      Priceline.Com Inc.            PCLN      7   NASDAQ
      CMGI Inc.                     CMGI     10*  NASDAQ
      Inktomi Corporation           INKT      6*  NASDAQ
      RealNetworks, Inc.            RNWK      8*  NASDAQ
      Exodus Communications, Inc.   EXDS     16*  NASDAQ
      E*TRADE Group Inc.            EGRP     12   NASDAQ
      DoubleClick Inc.              DCLK      4*  NASDAQ
      Ameritrade Holding Corp.      AMTD      9   NASDAQ
      Lycos, Inc.(/2/)              LCOS      4   NASDAQ
      CNET Networks, Inc.(/3/)      CNET      4   NASDAQ
      PSINet, Inc.                  PSIX      6*  NASDAQ
      Network Associates, Inc.      NETA      7   NASDAQ
      EarthLink, Inc.(/4/)          ELNK   6.23*  NASDAQ
      Go2Net, Inc.                  GNET      1   NASDAQ

-------
* Reflects previous stock split or business combination transaction.

(1) On January 10, 2000, America Online, Inc. and Time Warner Inc. entered into a merger agreement to form the combined company AOL Time Warner Inc. This transaction is subject to regulatory approval and customary closing conditions.
(2) On May 16, 2000, Lycos, Inc. and Terra Networks S.A. entered into a merger agreement to form the combined company Terra Lycos, Inc. This transaction is subject to regulatory approval and customary closing conditions.
(3)  On February 29, 2000, CNET, Inc. changed its name to CNET Networks, Inc.
(4) On February 4, 2000, EarthLink Network, Inc. and MindSpring Enterprises, Inc. merged to form the combined company EarthLink, Inc. As a result, the share amount of EarthLink, Inc. represented by a round-lot of 100 Internet HOLDRS is now 6.23.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

             The date of this prospectus supplement is June 30, 2000.